Exhibit 10.19

Theresa Backes

START DATE:	No later than January 1, 2008

ANNUAL SALARY:	$195,000

EQUITY PARTICIPATION:	You will be eligible to participate in the Francesca’s Holding Corporation Stock Incentive Plan. As such, you will be awarded a one percent (1%) equity position upon employment. These shares will vest 20% each year for the following five years resulting in ownership of one percent. The equity will be non-transferable and have no value until a Liquidity Event has taken place.

RELOCATION ALLOWANCE:	Up to $10,000 to be paid to Executive upon submittal of receipts to cover moving, relocation and any temporary housing expenses from Philadelphia to Houston.

BONUS OPPORTUNITY:	You shall be entitled to receive a bonus payment of 40% of Annual Salary beginning fiscal year 2008 based 50% on the company achievement of target EBITDA (to be defined) and 50% on the Performance Review of Goals and Objectives established prior to the Review Period and agreed to by you and the CEO. In the event that the Company’s EBITDA for 2008 is less than the target, the CEO shall determine the amount of the bonus (if any) to be paid to the Executive.

Payment of Bonus. Provided that the Executive is employed by the Company as of January 1, 2009 and becomes entitled to payment of a bonus pursuant to the preceding paragraph, such payment shall be made in cash to the Executive at the same time annual bonuses are paid to the Company’s employees generally. The Executive will have no right to any bonus under this offer letter if her employment with the Company terminates for any reason at any time before January 1, 2009.

Tax Withholding. The Company shall have the right to deduct from any bonus amount otherwise payable under this Exhibit A the amount of any and all required income, employment and other tax withholding required with respect to Such payment.

INSURANCE:	You will immediately be eligible for enrollment in the Company’s insurance coverage as stated below.

Health:

We currently offer a PPO health plan administered by Blue Cross Blue Shield of Texas. The Company pays 75% of the premium related to you and your dependents that are on the plan. The 25% that the employee is responsible for varies depending on the rates then in effect by the insurance provider.

Dental:	A dental component is separately provided by Mutual of Omaha. It includes adult & dependent orthodontia. All preventive care such as cleanings (one cleaning every six months) and annual x-rays are covered at 100%. The Company pays 75% of the premium related to you and your dependents that are on the plan. The 25% that the employee is responsible for varies depending on the rates then in effect by the insurance provider.

Vision:	A vision component is provided by Superior Vision. It

covers/contributes to the costs or annual eye exams and offers an eye wear/contact lens annual allowance.

Prescription Plan:	A prescription plan component is included with this health plan. It includes a mail-order option that results in lesser employee co-pays.

Life Insurance:	In conjunction with the health, dental, vision and prescription components of this program all insured employees are automatically enrolled for $15,000.00 worth of life insurance coverage at the employer’s expense. The life insurance component is an A.D.D.(Accidental Death and Dismemberment) plan. Additional Life Insurance coverage is available to employees at a minimal cost.

OTHER BENEFITS:	Please refer to the Company Policies for detailed information about vacation, holiday, sick or bereavement benefits.

401(k):	After 1 year of service with at least 1000 hours worked and at a minimum age of 21 years of age, employees may contribute to the Corporate 401(k) plan that includes discretionary matching. Our plan will be established prior to January 2008 and will have a 3% employer matching contribution for the year 2008.

Paid Time Off (PTO):	Beginning immediately with the commencement of full-time employment, you will accrue the equivalent of 20 days of paid time off (PTO) during your employment year. Given supervisor approval, our paid time off (PTO) benefit may be taken at anytime and for any reason including personal/sick, vacation or bereavement. In addition a current balance of paid time off (PTO) available to you will be printed on each pay stub yon receive.

Paid Holidays:	There are eight paid holidays in one calendar year including one floating holiday.

Merchandise Discount:	The merchandise discount for corporate and management employees is 50%.

TITLE:	Senior Real Estate Director

START DATE:	No later than March 3, 2008

ANNUAL SALARY:	$125,000

BONUS OPPORTUNITY:	You shall be entitled to receive $125,000 annually based upon:

1. FCI executing Leases that provide for the payment of at least $125,000 in TI Allowances each year (includes pending deals)

2. Securing 30, 40 and 50 signed leases that provide for the delivery of the space such that FCI has the ability to open 30, 40 and 50 stores in the years 2008, 2009 and 2010 respectively (includes pending deals).

3. Your development of the Real Estate Department infrastructure and processes as agreed upon by CEO and reflected in annual Goals set forth and agreed to in January of each year.

Quarterly Payment of Bonus. Provided that the Executive is employed by the Company at the conclusion of each fiscal quarter and becomes entitled to payment of a bonus pursuant to the preceding paragraph, such payment shall be made in cash to the Executive with 30 days from the conclusion of each Quarter in a proportionate amount based on the production and or progress of that Quarter. The Executive will have no right to any bonus under this offer letter if her employment with the Company terminates for any reason at any time prior to the conclusion of a quarter.

Tax Withholding. The Company shall have the right to deduct from any bonus amount otherwise payable under this Exhibit A the amount of any and all required income, employment and other tax withholding required with respect to such payment.

Relocation Allowance:	$12,000 to be paid upon Employee’s certification of relocation from Atlanta to Houston.

INSURANCE:	FCI will pay for Executive’s COBRA coverage for the month’s of March and April in the amount of $924.57 each month.

You will be eligible for enrollment in the Company’s insurance coverage as stated below after a 60 day waiting period for new hires.

Health:	We currently offer a PPO health plan administered by Blue Cross Blue Shield of Texas. The Company pays 75% of the premium related to you and your dependents that are on the plan. The 25% that the employee is responsible for varies depending on the rates then in effect by the insurance provider.

Dental:	A dental component is separately provided by Mutual of Omaha. It includes adult & dependent orthodontia. All preventive care such as cleanings (one cleaning every six months) and annual x-rays are covered at 100%. The Company pays 75% of the premium related to you and your dependents that are on the plan. The 25% that the employees is responsible for varies depending on the rates then in effect by the insurance provider.

Vision:	A vision component is provided by Superior Vision. It covers/contributes to the costs of annual eye exams and offers an eye wear/contact lens annual allowance.

Prescription Plan:	A prescription plan component is included with this health plan. It includes a mail-order option that results in lesser employee co-pays.

Life Insurance:	In conjunction with the health dental, vision and prescription components of this program all insured employees are automatically enrolled for $15,000.00 worth of life insurance coverage at the employer’s expense. The life insurance component is an A.D.D. (Accidental Death and Dismemberment) plan. Additional Life Insurance coverage is available to employees at a minimal cost.

OTHER BENEFITS:	Please refer to the Company Policies for detailed information about vacation, holiday, sick or bereavement benefits.

401(k):	Employees may contribute to the Corporate 401(k) plan that includes discretionary matching. Our plan will be established in March 2008 and will have a 100% employer matching contribution up to 3% of employee total comp for the year 2008.

Paid Time Off (PTO):	Beginning immediately with the commencement of full-time employment, you will accrue the equivalent of 20 days of paid time off (PTO) during your employment year. Given approval, our paid time off (PTO) benefit may be taken at anytime and for any reason including personal/sick, vacation or bereavement.

Paid Holidays:	There are eight paid holidays in one calendar year including one floating holiday.

Merchandise Discount:	The merchandise discount for corporate and management employees is 50%.

Accept Job Offer

By signing and dating this letter below. I, Clary Groen, accept the job offer of Senior Real Estate Director by Francesca’s Collections, Inc.

Signature:	/s/ Clary M. Groen	Date:	2/24/08